Exhibit 99.1

Oxford Immunotec Reports Second Quarter 2015 Financial Results

●	Second quarter revenue of $14.3 million increased 29% on a constant currency basis compared to prior year period
●	Gross margin improved by 522 basis points compared to prior year period
●	Received CE Mark for T-SPOT®.CMV and began enrolling patients in REACT Trial
●	Signed exclusive licensing agreement with IDIBELL for B Cell measurement technology in July

OXFORD, United Kingdom and MARLBOROUGH, Mass., August 4, 2015 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced second quarter 2015 financial results.

"We are extremely pleased with our second quarter financial and operating results," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our sales performance came in above our expectations led by strong growth in all our geographies and we are pleased with the regulatory and clinical progress we are making on our T-SPOT.CMV test."

By revenue type, total revenues were, in millions:

	Three Months Ended June 30,
	2015	2014	Percent Change

Product	$6.6	$5.9	12%
Service	7.7	5.9	29%
Total Revenue	$14.3	$11.8	21%

By geography, total revenues were, in millions:

	Three Months Ended June 30,
			Percent Change
	2015	2014	As Reported	Constant Currency (1)

United States	$7.3	$5.5	33%	33%
Europe & ROW	1.9	1.8	6%	21%
Asia	5.1	4.5	12%	27%
Total revenue	$14.3	$11.8	21%	29%

(1) We evaluate our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates.

Second Quarter 2015 Financial Results

Revenue for the second quarter of 2015 was $14.3 million, representing 21% growth over the second quarter 2014 revenue of $11.8 million. On a constant currency basis, revenue growth was 29% versus the prior year period.

2015 second quarter product revenue was $6.6 million representing a 12% increase from product revenue of $5.9 million in the second quarter of 2014. The increase in product revenue was primarily attributable to volume growth in both Asia and Europe & ROW. Service revenue for the second quarter of 2015 was $7.7 million, up 29% from the 2014 second quarter of $5.9 million. The increase in service revenue was primarily driven by increased volume, specifically in the institutional and physicians’ office segments, and increased average selling prices in the U.S. market.

United States revenue was $7.3 million in the second quarter of 2015 representing 33% growth over the same period's revenue of $5.5 million in the prior year. Growth was driven primarily by an increased number of customers and increased volume from existing customers.

Europe & ROW revenue was $1.9 million in the second quarter of 2015 representing a 6% increase compared to 2014 second quarter revenue of $1.8 million. On a constant currency basis, Europe & ROW grew 21% versus the second quarter of 2014, due partially to quarter to quarter volatility in the timing of orders.

Asia revenue was $5.1 million in the second quarter of 2015 representing 12% growth over the 2014 second quarter revenue of $4.5 million. On a constant currency basis, Asia grew 27% versus the second quarter of 2014. The increase was driven by continued strong growth in both China and Japan.

Gross profit for the second quarter of 2015 was $7.8 million, an increase of $2.0 million over gross profit of $5.8 million in the same period of 2014. Gross margin was 54.4%, an increase of 5.2 percentage points from the gross margin of 49.2% in the second quarter of 2014 primarily due to operational efficiencies associated with increased volume and reduced kit costs, partially offset by the impact of foreign currency exchange rate changes and increased share-based compensation charges in 2015 compared to 2014.

Operating expenses were $14.4 million in the second quarter of 2015, an increase of $2.6 million compared to $11.8 million in the same period last year. The increase in operating expenses was primarily due to headcount increases related to both research and development and sales and marketing, as well as increased costs from clinical studies performed during the quarter.

EBITDA for the second quarter was $(6.8) million compared to $(5.8) million in the second quarter of 2014. Adjusted EBITDA was $(6.5) million for the second quarter compared to $(4.9) million in the same period in 2014. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the second quarter of 2015 was $7.3 million, or $0.33 per share, compared to $6.2 million, or $0.36 per share, in the second quarter of 2014. Net loss per share was based on 22,245,682 and 17,292,251 weighted average ordinary shares outstanding for the second quarters of 2015 and 2014, respectively.

Cash and cash equivalents were $90.4 million as of June 30, 2015 compared to $94.0 million as of March 31, 2015.

Business Outlook

We expect to report revenue of between $16.8 and $17.6 million for the third quarter of 2015.

We expect to report full year 2015 revenue of between $61 and $64 million, representing 23%-29% year-over-year growth. We expect revenue to increase 29% to 35% for the year using constant exchange rates.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, August 4, 2015 at 8:00 a.m. Eastern Time to discuss its second quarter 2015 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 88979888, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test is the Company's second product and the first in a series of products intended for the transplantation market. Overall, the Company has seven active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the "Risk Factors" section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec's business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:
Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:
Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0500
oxfordimmunotec@westwicke.com
SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2015	2014	2015	2014
Revenue
Product	$6,613	$5,887	$13,735	$12,712
Service	7,639	5,901	14,318	11,350
Total revenue	14,252	11,788	28,053	24,062
Cost of revenue
Product	2,885	2,822	5,955	5,863
Service	3,617	3,171	7,202	6,142
Total cost of revenue	6,502	5,993	13,157	12,005
Gross profit	7,750	5,795	14,896	12,057
Operating expenses:
Research and development	2,846	1,515	5,205	2,239
Sales and marketing	7,727	6,343	15,168	10,908
General and administrative	3,784	3,968	7,651	7,880
Total operating expenses	14,357	11,826	28,024	21,027
Loss from operations	(6,607)	(6,031)	(13,128)	(8,970)
Other income (expense):
Interest expense, net	(19)	(28)	(34)	(63)
Foreign exchange losses	(674)	(262)	(509)	(407)
Other income	7	81	114	79
Loss before income taxes	(7,293)	(6,240)	(13,557)	(9,361)
Income tax expense (benefit)	1	(6)	48	26
Net loss	$(7,294)	$(6,234)	$(13,605)	$(9,387)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.33)	$(0.36)	$(0.64)	$(0.54)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,245,682	17,292,251	21,293,835	17,284,330

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2015	2014	2015	2014
Net loss	$(7,294)	$(6,234)	$(13,605)	$(9,387)
Income tax expense (benefit)	1	(6)	48	26
Interest expense, net	19	28	34	63
Depreciation and amortization	483	409	936	760
EBITDA	(6,791)	(5,803)	(12,587)	(8,538)

Reconciling items:
Share-based compensation expense	713	760	1,588	1,025
Unrealized exchange (gains) losses	(459)	113	(615)	167
Loss on change in fair value of warrants	—	12	—	22
Change in fair value of contingent purchase price consideration	49	—	96	—
Adjusted EBITDA	$(6,488)	$(4,918)	$(11,518)	$(7,324)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$90,370	$50,165
Restricted cash	—	200
Accounts receivable, net	7,647	6,823
Inventory	5,470	6,425
Prepaid expenses and other assets	3,668	2,755
Total current assets	107,155	66,368
Restricted cash, non-current	192	192
Property and equipment, net	5,300	4,537
In-process research and development	2,209	2,399
Goodwill	46	50
Other intangible assets, net	300	273
Other assets	19	30
Total assets	$115,221	$73,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,544	$2,368
Accrued liabilities	5,843	7,070
Deferred income	2,720	1,993
Current portion of loans payable	125	137
Total current liabilities	11,232	11,568
Long-term portion of loans payable	385	454
Contingent purchase price consideration	1,219	1,218
Total liabilities	12,836	13,240

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at June 30, 2015 and December 31, 2014, and 22,532,344 and 17,614,650 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	242	192
Additional paid-in capital	242,128	186,816
Accumulated deficit	(135,434)	(121,829)
Accumulated other comprehensive loss	(4,551)	(4,570)
Total shareholders’ equity	102,385	60,609
Total liabilities and shareholders’ equity	$115,221	$73,849